EXHIBIT 10.46

[LETTERHEAD OF SEARS HOLDINGS]

March 23, 2016

Dr. Stephan H. Zoll

Dear Stephan,

We are pleased to extend to you our offer to join Sears Holdings Corporation (“SHC”) as President, Online, reporting to Edward Lampert, Chief Executive Officer. Your start date is to be determined and you will be employed by Sears Holdings Management Corporation. Your work location will be SHC’s Corporate Headquarters located in Hoffman Estates, Illinois. This letter serves as confirmation of our offer, subject to all of the contingencies listed below.
The key elements of your compensation package and the other conditions of your employment are as follows:

•	Annual base salary at a rate of $725,000.

•
Participation in the Sears Holdings Corporation Annual Incentive Plan (“AIP”) with an annual target incentive opportunity of 100% of your base salary. Any payment under the AIP will be paid by April 15th of the following fiscal year, provided that you are actively employed as of the payment date. Further details regarding your AIP target award will be provided to you following your start date.

•
Notwithstanding the foregoing, provided you are actively employed on the AIP payment date for the applicable fiscal year’s AIP, for the following fiscal years, your AIP bonus will be no less than the guaranteed amount indicated below:

Fiscal Year	Guaranteed Amount
2016	$725,000
2017	$725,000

Payment of the foregoing guaranteed amount is subject to offset for amounts you may owe to the Company to the maximum extent permitted by law.

•
Participation in the SHC long-term incentive programs (“LTI”):  Your target incentive opportunity under the SHC LTI will be 103% of your base salary. Your 2016 LTI target opportunity will be calculated without pro-ration through February 2, 2019, the last day of SHC’s 2018 fiscal year and the last day of the 2016-2018 LTI performance period. SHC’s LTI is comprised of two separate programs: (i) Cash Long-Term Incentive Plan (“Cash LTI”), a time-based vesting program; and (ii) Long-Term Incentive Program (“LTIP”), a performance-based program. For 2016, Cash LTI is 25% of your total LTI target opportunity, and LTIP is 75% of the total. Further details regarding your SHC LTI target award and both programs will be provided to you following your start date.

Dr. Stephan H. Zoll
March 23, 2016

•	A special cash award of One Million Nine Hundred Thousand Dollars ($1,900,000) (“Special Cash Award”). This award will be earned progressively as of the dates indicated below:

Amount
Start Date	$500,000
1st Anniversary of Start Date	$900,000
2nd Anniversary of Start Date	$250,000
3rd Anniversary of Start Date	$250,000

Payment under the Special Cash Award will be made within thirty (30) days after the applicable date indicated above, provided you are actively employed on the applicable anniversary date. Payment will be subject to all applicable tax withholding and is subject to offset for amounts you may owe to the Company, to the maximum extent permitted by law. In the event that your employment with the Company terminates for any reason prior to an applicable anniversary date, you will not be entitled to receive any unpaid portion of the Special Cash Award.

Payment of the Special Cash Award is subject to the following:

•
If SHC involuntarily terminates your employment for Cause (as defined in the ESA referenced below) or you voluntarily terminate your employment without Good Reason (as defined in the ESA referenced below), you will be obligated to repay some or all of the Special Cash Award as follows:

Date of Termination	Repayment Obligation
Prior to or on 1st anniversary of start date	Must repay 100% of Special Cash Award received
After 1st anniversary of start date but prior to or on 2nd anniversary of start date
Must repay $58,333 for each month from the month in which falls the Date of Termination until the date that would have been your 2nd anniversary; in counting months for this purpose, if the Date of Termination is more than halfway through a month, such month will not be counted

After 2nd anniversary of start date	No obligation to repay any amount

In all instances where you are obligated to make repayment, the amount you would owe will be the gross amount paid, that is, will include amounts withheld for taxes.

•	You represent and warrant to SHC that:

(a)
except for the non-competition and confidentiality obligations you have to eBay, which have been disclosed to SHC, as of your start date with SHC, you are not subject to any obligation, written or oral, containing any non-competition provision or any other restriction (including, without limitation, any confidentiality provision) that would result in any restriction on your ability to accept and perform this or any other position with SHC or any of its affiliates; and,

Dr. Stephan H. Zoll
March 23, 2016

(b)
except for the board positions listed on Exhibit A, you are not (i) a member of any board of directors, board of trustees or similar governing body of any for-profit, non-profit or not-for-profit entity, or (ii) a party to any agreement, written or oral, with any entity under which you would receive remuneration for your services, except as disclosed to and approved by SHC in advance of your start date.

In addition, you agree that you will not (1) become a member of any board or body described in clause (b)(i) above, or (2) become a party to any agreement described in clause (b)(ii), above, in each case without the prior written consent of SHC, such consent not to be unreasonably withheld. Further, you agree you will not disclose or use, in violation of an obligation of confidentiality, any information that you acquired as a result of any previous employment or otherwise.

•
You will be required to sign an Executive Severance Agreement (“Agreement”), the Agreement provides consideration of twleve (12) months of salary continuation, subject to mitigation, upon, for example, involuntary termination without Cause as defined therein. In addition, the Agreement includes non-disclosure, non-solicitation and a limited non-compete that apply following termination of employment and regardless of whether you receive severance benefits under this Agreement. These provisions are detailed in the Agreement, which you should review thoroughly.

•
You will be eligible for relocation assistance in accordance with the Company’s standard relocation policy. To receive relocation assistance, you must sign the Relocation Repayment Agreement enclosed with this letter. Your relocation package will include:

•
The Company’s relocation vendor will assign a local Destination Service Provider (DSP) to assist you with settling in at your destination location. The DSP will help you and any eligible relocating family members work with and schedule time with real estate agents, identify financial institutions, arrange for utility hook-ups, and obtain US driver’s licensing and registration. The DSP will also assist your family with identifying gyms, parks, places of worship, shopping, etc. In addition, relocation assistance will include:

•	Moving and storage of household goods; and

•	A one-time relocation lump sum payment of $35,000 (net).

The relocation lump sum payment will be made as soon as administratively possible, but if for any reason, you do not complete your relocation by the first anniversary of your start date, you will be required to repay SHC any portion of the relocation lump sum already paid to you, including any taxes withheld, unless prohibited by law within thirty (30) days of your last day worked or first anniversary of your start date, whichever occurs first.

•
You will be provided a twelve (12) month temporary housing benefit beginning from your start date. The benefit will include a monthly cash allowance of $5,000 (net). This cash allowance is intended to assist you with all temporary housing related expenses including but not limited to hotel or rent (including security deposit), utilities, etc. This payment will be processed with the last paycheck of each month and is subject to applicable tax withholding.

Dr. Stephan H. Zoll
March 23, 2016

•
To assist with your personal tax affairs related to your relocation, the Company has appointed external tax consultants Ernst & Young (“E&Y”). E&Y will help you complete your US federal and state tax returns for the tax year in which you relocate and one subsequent tax year.  Included with this assistance, E&Y will have a telephonic meeting with you before you relocate to discuss potential home country and US tax implications associated with your relocation.  To the extent some, or all, of these services are deemed imputed income and taxable to you, the Company will add 35% of such amounts to your earnings to defray a portion of the taxes due on the imputed income.

•	You will be covered under and subject to the terms and conditions of the Non-Accrual Vacation Policy.

•	This offer also is contingent upon you obtaining work authorization in the United States.

All payments in this letter will be subject to applicable tax withholding requirements.
Stephan, we are looking forward to you joining Sears Holdings Corporation. We are excited about the important contributions you will make to the company and look forward to your acceptance of our offer. If you need additional information or clarification, please call.

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Dr. Stephan H. Zoll
March 23, 2016

This offer will expire if not accepted within one week from the date of this letter. To accept, sign below and return this letter along with your signed Executive Severance Agreement to my attention.

Sincerely,

/s/ Tiffany Morris

Tiffany Morris

Enclosures

Accepted:

/s/ Stephan H. Zoll                      _24_/_03_/_2016_
Stephan H. Zoll                        Date

Dr. Stephan H. Zoll
March 23, 2016

EXHIBIT A

Board Seats:

•	Medianet; www.medianet-bb.de

•	IFH; www.ifhkoeln.de

•	Bonagora; www.bonagora.com